                         PATRIOT SCIENTIFIC CORPORATION





                                   FORM 10-KSB

                                  Annual Report



                                EXHIBIT NO. 10.20






                      PHILIP MORETTINI EMPLOYMENT AGREEMENT


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    EMPLOYMENT AGREEMENT dated as of July 28, 1997, between PATRIOT SCIENTIFIC
          CORPORATION, a Delaware Corporation (the "Company"), and Philip Morettini (the "Executive").

                                   WITNESSETH:

1.  Term of Employment.

        (a) The Company hereby agrees to employ the Executive and the Executive hereby agrees to accept employment as Vice President of Sales and Marketing of the Company for a three year period commencing July 28, 1997, or for such shorter period as may be mutually agreed by the Company and the Executive (the "Employment Period"), subject to the terms and conditions of this Agreement. In his capacity as Vice President of Sales and Marketing of the Company, Executive will be responsible for the general duties associated with his title including, but not limited to developing, implementing, and monitoring the plans and programs to successfully market and sell the Company's microprocessor, communications, radar and antenna technologies, and/or such other management duties on behalf of the Company as may be assigned to him from time to time by the President and Chief Executive Officer ("CEO") of the Company.

        (b) The Executive agrees that, during the Employment Period, he will serve the Company faithfully and to the best of his abilities, devoting substantially all his time, energy and skill to the activities of the Company and the promotion of its interests. It is expressly understood that the Executive may devote a reasonable amount of time to such charitable, civic and personal affairs as shall not interfere with the obligations set forth in the preceding sentence. The Executive agrees not to work for or participate in any business that competes in any manner with the business of the Company during his employment with the Company, including after hours, on weekends, or during vacation time, even if only organizational assistance or limited consultation is involved.

2.  Compensation and Benefit Plans

        (a) The Executive shall receive a base salary during the Employment Period which shall be payable in installments at such times as other employees are paid but in any case at least monthly as follows: (1) During the first year of the Employment Period ("Year One"), the Executive shall receive a gross base salary of not less than nine thousand one hundred sixty seven dollars ($9,167.00) per month; (2) During the second and third year of the Employment Period ("Year Two" and "Year Three" respectively), the Executive shall receive a base salary of not less than the base salary received in Year One. The base salary received in any year shall be subject to other upward adjustments as shall be recommended by the President and CEO of the Company to the Board of Directors of the Company (the "Board") and as shall be approved by the Board and Compensation Committee.

        (b) The Executive is entitled, at the discretion of the Board of Directors of the Company, to an Annual Incentive Bonus up to 50% of the total yearly base compensation for the applicable year (the "Annual Incentive Bonus"). The Annual Incentive Bonus payment will be based upon mutually agreed upon objectives and levels of performance.


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        (c) The Executive shall be eligible to participate in all employee benefit programs, if any, maintained by the Company, including, but not limited to, group life insurance, medical, dental, retirement and pension plans, any deferred compensation profit sharing plans, 401(k) savings plan, and other such fringe benefits as are or may be available from time to time to senior executives of the Company. During the Employment Period, the Executive is entitled to 4 weeks vacation per annum.

        (d) The Company will pay or reimburse the Executive during the Employment Period for all expenses normally reimbursed by the Company and reasonably incurred by the Executive in furtherance of his duties hereunder and authorized by the Company, including but not limited to, expenses of entertainment, travel, meals, hotel accommodations and the like upon the submission of the Executive of vouchers or an itemized list thereof and as may be required in order to permit such payments as proper deductions for the Company under the Internal Revenue Code of 1986 and the rules and regulations adopted pursuant thereto now or hereafter in effect.

3.  Stock Options.

        (a) The Executive will be granted an option to purchase three hundred thousand (300,000) shares of the Company's common stock at the average of the closing bid and ask price of the Company's stock on July 28, 1997. This option will be granted under the Company's 1996 Stock Option Plan and is subject to shareholders approval. The Company and the Executive will sign a Stock Option Agreement memorializing the grant on July 28, 1997 in the form of the attached Exhibit A upon approval by the Stock Compensation Committee.

        (b) The Stock Options will vest according to the following schedule: (1) 30,000 shares effective upon shareholder approval, 90,000 shares will vest at the end of Year One if, and only if, the Executive meets mutually agreed upon performance goals including, but not limited to two (2) significant design wins for the microprocessor technology and significant increased sales in the Company's other technologies ("Year One Performance"). If the Year One Performance criteria are not met, but the Executive has one (1) significant design win for the Company's family of PSC1000 (ShBoom) microprocessors in Year One and the Executive meets such other performance goals as shall be determined by the President and CEO in his sole discretion, then the 90,000 shares can be vested at the end of Year One; (2) 90,000 shares will vest at the end of Year Two if, and only if, the Executive meets mutually agreed upon performance goals including, but not limited to significant sales of the Company's microprocessor and communication technologies in each of the respective quarters of Year Two ("Year Two Performance"); (3) 90,000 shares will vest at the end of Year Three if, and only if, the Executive meets mutually agreed upon performance goals, including, but not limited to significant sales of the Company's microprocessor and communication technologies in each of the respective quarters of Year Three ("Year Three Performance"); (4) During any year, at the discretion of the Board, any unvested options can be vested if it is determined that significant progress has been made toward reaching the respective performance goals for that year. All stock options held by employee will vest immediately prior to a Change in Control of the Company.

4.  Termination of Employment.


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        (a) The employment of the Executive hereunder shall automatically terminate if the Executive shall die during the Term of Employment. The employment of the Executive can be terminated for cause by the Company at its option only for the following:

        (1) the conviction of the Executive under state or federal law of a felony or other crime, or the equivalent under foreign law; unless in any such case Executive performed such act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company;

        (2) the material breach by Executive of any provision of the Agreement which has not been cured pursuant to the provisions of Section 5 hereof; or

        (3) a determination or request by an appropriate regulatory authority that the Executive be removed or disqualified from acting as an officer of the Company.

        (b) If the Executive's employment is terminated for other than cause by the Company, then the Executive is entitled to severance payments equal to four
(4) months of the current base salary payable in a lump sum payment on the last day of the thirty (30) day notice period;

        (c) The Executive shall have the right as his sole option to terminate his employment at any time upon ninety (90) days written notice or for such other notice period to be determined by the President and CEO in his sole discretion.

        (d) If within twelve (12) months of a Change in Control, as that term is defined herein, Executive's employment is terminated for other than cause or Executive refused to accept or voluntarily resigns from a position other than a Qualified Position, as that term is defined herein, Executive shall receive severance compensation equal to twelve (12) months of his then current base salary. A "Change in Control" means the acquisition, directly or indirectly of more than 40% of the outstanding shares of any class of voting securities of the Company by one person or one entity that is not an existing shareholder as of the date of this Agreement, or a merger, consolidation or sale of all or substantially all of the assets of the Company, such that the individuals constituting the Board of the Company immediately prior to such period shall cease to constitute a majority of the Board, unless the election of each director who was not a director prior thereto was approved by vote of at least two-thirds of the directors then in office who were directors prior to such period. Notwithstanding the foregoing, an acquisition of the requisite percentage of voting securities in connection with a public offering of securities by the Company for the primary purpose of providing capital resources to the Company shall not be considered a "Change in Control" for purposes of this Section 4(d). "Qualified Position" is an executive officer position with the entity surviving the Change in Control with substantially the same responsibilities as those held by the Executive on the date of the Change in Control. Also, notwithstanding the foregoing, if the Company determines that the amounts payable to Executive under this employment agreement, when considered together within the other amounts payable to Executive as a result of a Change in Control, cause such payments to be treated as excess parachute payments within the meaning of Section 280G of the Internal Revenue Code, the Company shall reduce the amount payable to Executive under this Section 4(d) to an amount that will not subject Executive to the imposition of tax under Section


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4999 of the Internal Revenue Code; provided, however, that this provision shall apply only to payments to be made under this employment agreement and shall not cause the reduction of any other payments to be made to Executive by the Company.

5. Notice of Breach. The Company and the Executive agree that, prior to the termination of the Employment Period by reason of any breach of any provision of the Agreement, the injured party will give the party in breach written notice, specifying such breach and permitting the party in breach to cure such breach within a period of thirty (30) days after receipt of such notice, except a breach by Executive of provisions of Section 7 of this Agreement shall not have a cure period.

6.  Indemnification.

        (a) If, after the date of the commencement of the Employment Period, the Executive is made a party or is threatened to be made a party to any action , suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is an alleged act or failure to act in an official capacity as a director, officer, member, employee or agent, he shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection herewith, including , without limitation, payment of expenses incurred in defending a Proceeding prior to the final disposition of such Proceeding (subject to receipt of an undertaking by the Executive to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under Delaware law), and such indemnification shall continue as to the Executive even if he has ceased to be a director, officer, member, employee or agent of the Company or other enterprise and shall inure to the benefit of his heirs, executors and administrators.

        (b) The right of indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferring in this
Section 6 shall not be exclusive of any other right that the Executive may have or hereafter may acquire under any statute, provision of the Certificate of Incorporation or Bylaws of the Company, agreement, vote of shareholders or disinterested directors or otherwise.

7.  Trade Secrets of the Company, Patents and Inventions.

        (a) Except as required by the performance of the Executive's services to the Company under the terms of this Agreement, neither the Executive or any of his agents or representatives, shall, during his employment and for so long afterwards as the pertinent information or data remain Confidential Information, directly or indirectly, make use of, permit others to use, divulge, disseminate, copy or otherwise disclose the Company's Confidential Information and/or Inventions as defined by subparagraphs (i) and (ii), respectively.
        (i) "Confidential Information" means all information and material which is proprietary to the Company, whether or not marked as "confidential" or "proprietary" and which is disclosed to


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or obtained from the Company by the Executive, which relates to the Company' past, present or future research, development or business activities. Confidential Information is all information or materials prepared by or for the Company and includes, without limitation, all of the following: designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, systems, methods, machinery, procedures, "know-how", new product or new technology information, formulas, patents, patent applications, product prototypes, product copies, cost of production, manufacturing, developing or marketing techniques and materials, cost of production, development or marketing time tables, customer lists, strategies related to customers, suppliers or personnel, contract forms, pricing policies and financial information, volumes of sales, and other information of similar nature, whether or not reduced to writing or other tangible form, and any other Trade Secrets, as defined by subparagraph
(iii), or non-public business information. Confidential Information does not include any information which (1) was in the lawful and unrestricted possession of the Executive prior to its disclosure by the Company, (2) is or becomes generally available to the public by acts other than those of the Executive after receiving it, or (3) has been received lawfully and in good faith by the Executive from a third party who did not derive it from the Company.

        (ii) "Inventions" means and all discoveries, concepts and ideas, whether patentable or not, including but not limited to, processes, methods, formulas, compositions, techniques, articles and machines, as well as improvements thereof or "know-how" related thereto, relating at the time of conception or reduction to practice to the business engaged in by the Company, or any actual or anticipated research or development by the Company.

        (iii) "Trade Secrets" shall mean any scientific or technical data, information, design, process, procedure, formula or improvement that is commercially available to the Company and is not generally known in the industry.

Materials involving Confidential Information and Inventions are the exclusive property of the Company and shall not be removed under any circumstances from the premises of the Company where the work is being carried on without prior written consent of the Company except when consistent with the Company's normal business practices.

        (b) The Executive agrees that any inventions made, conceived or completed by him during the term of his employment, solely or jointly with others, which are made with the Company's equipment, supplies, facilities or Confidential Information, or which relate at the time of conception or reduction to purpose of the invention to the business of the Company or the Company's actual or demonstrably anticipated research and development, or which result from any work performed by the Executive for the Company, shall be the sole and exclusive property of the Company. The Executive promises to assign such inventions to the Company. The Executive also agrees that the Company shall have the right to keep such inventions as trade secrets, if the Company chooses. The Executive agrees to assign to the Company the Executive's rights in any other inventions where the Company is required to grant those rights to the United States government or any agency thereof. In order to permit the Company to claim rights to which it may be entitled, the Executive agrees to disclose to the Company in confidence all inventions which the Executive makes arising out of the Executive's employment and all patent applications filed by the Executive within one year after the termination of his employment.


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        (c) The Executive shall assist the Company in obtaining patents on all inventions, designs, improvements and discoveries patentable by the Company in the United States and in all foreign countries, and shall execute all documents and do all things necessary to obtain letters patent, to vest the Company with full and extensive title thereto, and to protect the same against infringement by others.

8. Severability In the event that any provisions or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

9. Assignment. The rights of the Company (but not its obligations) under this Agreement may, without the consent of the Executive, be assigned by the Company to any parent, subsidiary, or a successor of the Company; provided that such parent, subsidiary or successor acknowledges in writing that it is also bound by the terms and obligations of this Agreement. Except as provided in the preceding sentence, the Company may not assign all or any of its rights, duties or obligations hereunder without the prior written consent of the Executive. Except as provided for in Section 11 hereunder, the Executive may not assign all or any of his rights, duties or obligations hereunder without the prior written consent of the Company.

10. Survival of Certain Provisions. The covenants and agreements set forth in Paragraph 7 of this Agreement shall survive termination of the Executive's employment and/or this Agreement, and shall remain in full force and effect regardless of the cause of such termination.

11. Beneficiaries; References. The Executive shall be entitled to select (and change) a beneficiary or beneficiaries to receive any compensation or benefit payable following the Executive's death, and may change such election, in either case, by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement shall be deemed, where appropriate, to refer to the Executive's beneficiary, estate, committee, conservator or other legal representative.

12. Notices. All notices, requests, demands and other communications shall be in writing and shall be defined to have been duly given if delivered or if mailed by registered mail, postage prepaid;

        (a) If to the Executive, addressed to him at the following address as may be changed in writing from time to time:

               Philip Morettini
               13451 Tiverton Road
               San Diego, CA  92130

        (b) If to the Company, addressed to:

               Patriot Scientific Corporation
               10989 Via Frontera


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               San Diego, CA  92127

or to such other address as any party may request by notice given as aforesaid to the other parties hereto.

13. Titles and Headings. Titles and heading to paragraphs hereof are for the purposes of references only and shall in no way limit, define or otherwise effect the provisions hereof.

14. Governing Law. This Agreement is being executed and delivered and is intended to be performed in the State of California, and shall be governed by and construed in accordance with the laws of the State of California.

14.5 Arbitration/Sole Remedy for Breach of Agreement. In the event of any dispute between the Company and the Executive concerning any aspect of the employment relationship, including any disputes upon termination, all such disputes shall be resolved by binding arbitration before a single neutral arbitrator. The arbitrator shall be selected from the "American Arbitration Association." The arbitration shall be held in San Diego, California. The arbitrator is bound to rule only on whether or not there has been a violation of the terms of this employment agreement and to render an award, if any, that is consistent with the terms of this employment agreement. Neither party to this employment agreement is entitled to any legal recourse or rights or remedies other than those provided within this employment agreement. The Executive's sole remedies, are those set forth in this employment agreement. The arbitrator shall determine a "prevailing party" and shall award such prevailing party (i) attorney's fees and costs and (ii) the prevailing party's portion of the costs of arbitration.

In the event of any dispute between the Company and the Executive concerning any ownership, use or disclosure of the Company's Confidential Information or other intellectual property, the requirement of arbitration may be waived, at the Company's sole election, and any such dispute may be brought before a court having jurisdiction of the matter.

15. Counterparts. This Agreement shall be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one original counterpart.

16. Entire Agreement. This Agreement contains the entire agreement of the parties hereto and may be modified or amended only by a written instrument executed by the parties hereto. Effective on the first day of the Employment Period, any prior employment agreements between the Company and the Executive shall terminate.

17. Good Faith. Each of the parties hereto agrees that he or it shall act in good faith in all actions taken under this Agreement.

18. Waiver. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provision of the Agreement, whether or not similar, nor shall any


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waiver constitute a continuing waiver. No waiver of any provision of this Agreement shall be binding upon the parties hereto unless it is executed in writing by the party making the waiver.

IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the day and year first above written.

                             Patriot Scientific Corporation
                             By:


                             /S/ MICHAEL A. CARENZO
                             ----------------------------
                             Michael A. Carenzo
                             President and CEO



                             /S/ PHILIP MORETTINI
                             ----------------------------
                             Philip Morettini
                             Executive


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